Exhibit 99.2

AMENDMENT NO. 1 TO THE

CENTRAL GARDEN & PET COMPANY

2003 OMNIBUS EQUITY INCENTIVE PLAN

CENTRAL GARDEN & PET COMPANY, a Delaware corporation (the “Company”), having adopted the 2003 Omnibus Equity Incentive Plan (the “Plan”), hereby amends the Plan , effective as of February 7, 2005, by deleting the numeral 2,500,000 from the first sentence in Section 4.1 thereof and substituting the numeral 5,800,000 therefor.

IN WITNESS WHEREOF, Central Garden & Pet Company, by its authorized officer, has executed this Amendment No. 1 to the Plan on the date indicated below.

CENTRAL GARDEN & PET COMPANY

Dated: February 7, 2005

	By:	Stuart W. Booth
	Title:	Executive Vice President and Chief Financial Officer